EXHIBIT 99.1

Event Name: Q3 2010 K12 INC Earnings Conference Call
Event Date: 2010-05-10

C: Keith Haas; K12 Inc.; SVP, Finance & IR
C: Ron Packard; K12 Inc.; CEO and Founder
C: Harry Hawks; K12 Inc.; EVP, CFO
P: Suzi Stein; Morgan Stanley; Analyst
P: Kelly Flynn; Credit Suisse; Analyst
P: Ariel Sokol; Wedbush Morgan Securities; Analyst
P: Amy Junker; Robert W. Baird & Co.; Analyst
P: Jeff Silber; BMO Capital Markets; Analyst
P: David Ridley-Lane; BofA Merrill Lynch; Analyst
P: Peter Heise; RedChip Research; Analyst
P: Operator;

Operator: Good day, ladies and gentlemen, and welcome to the third quarter 2010 K12 Inc. earnings conference call. My name is Karris, and I will be your operator for today. As a reminder, this conference is being recorded for replay purposes.

At this time I would now like to turn the conference over to your host for today, Mr. Keith Haas, Senior Vice President of Finance and Investor Relations. Please proceed, sir.

Keith Haas: Thank you. Good afternoon and welcome to the K12 third quarter fiscal year 2010 earnings conference call.

Before we begin, the Company would like to remind you that statements made during this conference call and that are not historical facts may be considered forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied.

In addition, this conference call contains time-sensitive information that reflects Management’s best analysis only as of the date of this live call. K12 does not undertake any obligation to publicly update or revise any forward-looking statements. For further information concerning issues that can materially affect financial performance related to forward-looking statements, please refer to K12’s Form 10-Q and 10-K filings with the SEC. These filings can be found on the Investor Relations section of our website, www.k12.com.

In addition to disclosing results in accordance with generally accepted accounting principles in the US, or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely comparable GAAP information was included in our earnings release, and is also posted on our website.

This call is open to the public and is being webcast simultaneously on our website. The call will be available for replay there for 60 days.

With me on today’s call is Ron Packard, Founder and Chief Executive Officer, and Harry Hawks, Chief Financial Officer. Following our prepared remarks, we will answer any questions you may have. I will now turn the call over to Ron.

Ron Packard: Good afternoon and welcome to K12’s third quarter fiscal year 2010 earnings call. As the school year draws to a close, we are pleased to report that we achieved solid financial results for the quarter. Revenue grew at 25.2% over the same period last year to $96.6 million. Operating income increased to $10.4 million, an increase of 40% over the same quarter last year. EBITDA for the quarter was $16.4 million.

In addition to these strong financial results, there have been many positive developments at K12 over the past quarter. We announced our new joint venture with Middlebury College last month, called Middlebury Interactive Languages, and I couldn’t be more excited about this partnership.

This venture will combine the premier college for foreign language instruction with K12’s expertise in online curriculum development and distribution to public schools. The result will be a catalog of online foreign language courses that we believe are superior to any courses currently available.

Additionally, the joint venture will assume responsibility for operating Middlebury’s summer foreign language immersion camps and we believe that these camps have significant growth potential. While providing a unique, high-impact educational experience for students, these camps will create an additional source of revenue for K12 during the summer.

Middlebury Interactive is off to a great start. The Middlebury professors and K12 curriculum development team are already working together, and a launch of online courses in Spanish and French is scheduled for this fall. The Powerspeak sources that were contributed to this joint venture will continue to be offered as well.

On the subject of Powerspeak, during our last earnings call I announced our new partnership with Gale Publishing to distribute Powerspeak courses through libraries. We are very encouraged by the progress of this venture to date.

This past quarter we also hired a new Chief Financial Officer. It is with great pleasure that I welcome Harry Hawks to K12. Harry comes to K12 with a wealth of experience. I look forward to the benefit of his advice and experience as a financial executive, entrepreneur, and co-founder of a K-through-8 school. Harry’s experience working on mergers and acquisitions will be very helpful as we pursue numerous corporate development opportunities.

I would also like to announce the recent appointment of Rob Moon as our Chief Information Officer. Rob has over 30 years of experience in technology management. His background is a perfect fit for K12 and he has already made a positive impact on the management of our systems. Rob and Harry are working together on IT infrastructure and financial system initiatives in support of our future growth.

Eric Waller also rejoined K12 as SVP of Systems and Technology. Eric was instrumental in the development of K12’s original systems and is now focused on the next generation of our learning systems, which will include a variety of enhancements designed to enrich our customers’ user experience and improve the efficiency of our course development process.

On the business development front, we remain committed to opening state-wide virtual academies in the remaining 25 states. I hope to have a full update for you in our year-end earnings call; however, I’m pleased to report that a charter for a K12-managed school in Michigan was recently approved and we have authorizations to enroll 400 students this fall. As we pursue our manifest destiny of being in every state, we are hopeful that Michigan will be joined by several additional states this year.

In these recessionary times, K12 remains a tremendous value for taxpayers because we deliver a high-quality public education at a lower cost to taxpayers than traditional classroom-based schools. Across all the states in which we operate, we receive an average of approximately 65% of the per-pupil funding that a traditional classroom-based school receives on average. These savings occur because we are often not eligible to receive all the funding streams that support these traditional schools.

Next, we’re preparing to launch several exciting education applications in Apple’s iTunes store. These apps include a money-counting game to teach elementary school children how to solve math problems with money, a reading fluency application with more than 250 engaging short stories, as well as an Algebra I app. These apps will increase awareness of K12 and allow students to learn while on the go. We’re also soon releasing adult foreign language vocabulary and phrase builder apps for adults on this platform.

Our efforts to improve the learning experience continue to receive recognition and acclaim from prestigious organizations. Just recently, the United States Distance Learning Association honored K12 with multiple awards, including the 21st Century Best Practices Award, the Outstanding Leadership Award, and an award for our earth science program. Further, our American History and Algebra II courses are finalists to receive awards from the Association of Educational Publishers.

A number of questions have been raised about education budgets. As we mentioned in our last earnings call, we have already factored all known funding reductions into our outlook for this year. We continue to monitor the situation on a state-by-state basis, but we do not anticipate any increases in per-pupil education funding until 2012 at the earliest.

At the same time, we are seeing tremendous increases in productivity and efficiency at K12, which are improving our financial performance despite the fact that we had experienced significant price decreases this year.

Despite our emphasis on efficiency, we recognize the need to prudently invest in areas with promising growth. Accordingly, we’ve been building up our institutional sales force and are attaining solid results. So far this year, we’ve entered into contracts to provide curriculum and/or services to 25 new school districts.

We have also found that more and more school district administrators and education officials are proactively seeking out K12’s assistance because of our expertise in curriculum, teaching and services uniquely positions us to help them solve their educational needs.

School districts are now able to expand their student offerings and subjects such as foreign languages or AP courses by offering them through K12. As a result, we expect sales of single courses to grow rapidly over the course of the year and in the future.

On the international front, we have signed agreements to provide curriculum to international schools all over the world. We recently opened an office in Singapore to assist with enrollment and processing of students in the Asia region. With the addition of the Singapore office to our offices in the United States, the Middle East and Europe, we now have enrollment staff to work with prospective families across all time zones throughout the world. We are optimistic that our international business will continue to grow rapidly in the future.

We have become aware of some attractive opportunities to expand our business through acquisitions, strategic investments and joint ventures, both domestically and internationally. We have the flexibility to use cash, stock, debt, or a combination of these two to complete these transactions. We believe that it is likely that at least one of these deals may close within the next four months.

Finally, I want to announce on this call a change in our approach to guidance that we will implement in this fiscal year. In the past, we sought to provide preliminary enrollment or revenue guidance on our September year-end earnings call, and then refined that guidance in our first quarter call in early November, after the start of the school year.

We found that seeking to provide guidance in early September was premature and caused unnecessary confusion and uncertainty while awaiting the final enrollment count. Therefore, we will not be giving enrollment or revenue guidance in our September earnings calls. Moreover, as we add new businesses and make acquisitions, we believe that our annual guidance will be qualitatively superior if we announce it on our November call.

With that, I would like to now turn the call over to Harry Hawks, who would like to introduce himself and say a few words.

Harry Hawks: Thank you, Ron. I’m delighted to be the newest member of the K12 team and look forward to engaging with many of you in the weeks and months ahead. However, as I’ve only been here for three days, my remarks will be limited today. However, you will hear plenty from me in the future as we go forward.

Today, Keith Haas will discuss our financial results. Keith?

Keith Haas: Thanks, Harry. I’ll review our third quarter performance and provide an update on our guidance for the full fiscal year 2010.

Our revenues for the third quarter were $96.6 million, an increase of 25.2% over the third quarter of last year. This was primarily driven by a 20.6% increase in enrollments. Also contributing to revenue growth was an increase in grant funds earned at the virtual public schools we manage. The growth in these funds contributed approximately 3% to revenue growth for the quarter versus last year.

Net income per share for the third quarter was $0.20, an increase of 66.7% from the same period in the prior year.

Operating income for the quarter was $10.4 million, an increase of 40% over last year. Operating margins increased to 10.7%, representing a gross increase of 1.1 percentage points versus the third quarter of last year.

The increases in operating income and margin as compared to the third quarter in the prior year reflect several factors. First, instructional costs and services for the third quarter were $56.5 million versus $47.9 million in the prior year, an increase of 18%.

Instructional costs and services as a percentage of revenues declined to 58.5% for the third quarter, as compared to 62.1% for the same period in the prior year. Our instructional costs continued to benefit from efficiencies in material fulfillment in the third quarter versus the prior year.

We have also benefited from cost control initiatives in our school operations implemented last year, and this has resulted in margin expansion, even when factoring in the incremental expenses for grant-funded programs.

Next, selling, administrative, and other operating expenses for the quarter were $26.8 million versus $19.5 million in the prior year, an increase of 37.9%. Selling, administrative, and other operating expenses as a percentage of revenues increased to 27.8% for the third quarter, as compared to 25.2% for the same period in the prior year.

This increase was primarily attributable to increases in personnel costs, including benefits, student recruiting costs, and other professional services. The increase in personnel costs reflects the expansion of our institutional salesforce versus this time last year.

In addition, the third quarter marks the beginning of our student recruiting season and we have continued to invest to increase our sales and marketing, primarily for our virtual public schools, but also for the K12 International Academy.

Finally, product development expenses for the quarter were $2.9 million versus $2.4 million in the prior year, an increase of 21.1%. As a percentage of revenues, product development expenses declined to 3% for the third quarter, as compared to 3.1% for the same period in the prior year. Our project teams continue to maintain a high level of utilization on course production.

Our income tax provision for the quarter benefited from state tax credits. These credits resulted in a tax rate 39.2%. Without the credits, the rate would have been 41.2%.

We finished the quarter with cash of $66.5 million, up from $49.5 million at the beginning of the year.

Now, I’ll turn to our outlook for the current fiscal year. Our press release this afternoon included our updated guidance. Based upon our year-to-date results and visibility into the fourth quarter, we are raising our operating income guidance to a range of $31 million to $35 million, and raising our EBITDA guidance to a range of $57 million to $61 million.

Now that we are into the fourth quarter, you might ask why this range is as wide as it is. The primary reason for this is that we make substantial marketing investments in the fourth quarter to generate demand for the upcoming school year. As we have success entering new states, or see good marginal returns on marketing spending, we’ll spend more to generate growth.

For the full fiscal year 2010, we expect selling, administrative, and other operating expenses to increase as a percentage of revenues as compared to the prior year, reflecting these investments in future growth, as well as our investments in other businesses, including institutional sales. However, for the full year we expect margin expansion on both an operating income and EBITDA basis, even with the state reductions in education funding.

Before we take questions, I’d like to make a few more specific comments on our updated guidance. Our revised outlook reflects cost savings initiatives across many functions. We are also benefiting from lower depreciation and amortization than our prior outlook.

Our D&A is lower in part as we have reduced capital expenditures. We are lowering our forecast of capital expenditures for the fiscal year to $38 million. The decrease to our prior forecast is primarily due to course development expenditures coming in under budget, and reduced purchases of student computers.

We estimate our tax rate for the full year to be 37.9%, including R&D and state tax credits. Without the tax credits, this rate would be 42.2%.

Finally, based upon our cash position, we expect to generate free cash flow for the fiscal year, with our cash balance at June 30th exceeding where we began the year.

With that, we will now take your questions.

Operator: (Operator Instructions.) And your first question comes from the line of Suzi Stein from Morgan Stanley. Please proceed.

Suzi Stein: Hi. Last quarter you talked a lot about the restricted funds and how that would drive up instructional costs and services for the second half of the year. I’m just curious how you’re thinking about this going forward and how that came in. Because I think I just don’t fully understand that.

Keith Haas: Yes. Certainly we had an increase for this quarter, Suzi, relative to last year, and that was driving 3% of our revenue growth for the quarter. We also expect to see an increase for the fourth quarter as well, really as we talked about on the last quarter call. So, there’s certainly an increase in the second half of the year versus the first half and versus prior year.

As we look beyond 2010, it really depends on the availability of those programs from the federal government. We don’t expect that kind of continued growth year-over-year, but what the exact level would be for next year is going to be dependent on the availability of those programs.

Suzi Stein: Okay. Also, on the joint venture with Middlebury, are you willing to share any details of the economics of that and how we should think about that going forward?

Ron Packard: What specifically would you like to know?

Suzi Stein: I mean, how much are they contributing to development? Are you sharing in the economics of that equally, or—I’m just curious how that could potentially factor into your financial results.

Ron Packard: K12 has — owns 60% of the joint venture.

Suzi Stein: Okay.

Ron Packard: Okay? So, the economics we’ll have — we have 60% of it and Middlebury has 40%.

Suzi Stein: Okay. And then just finally in terms of building out your salesforce, where are you on that? Are you pretty well into that or — I mean, can you quantify that in any way for us?

Ron Packard: I think we’re pretty well into that. I mean, we now have more than 10 salespeople working at K12 and we’ll continue to add them, but I think we’re pretty well into it.

Suzi Stein: Okay. Great. Thank you.

Operator: And your next question comes from the line of Kelly Flynn with Credit Suisse. Please proceed.

Kelly Flynn: Thanks. A couple question. Following up on Suzi’s about the instructional expenses, it seems like it’s just really hard to predict that line item. So, for the fourth quarter can you help us with that? I mean, based on some of the things you laid out related to the grants, and other things you mentioned last quarter, if I’m modeling that kind of up slight — or rather down slightly sequentially on an absolute basis in the fourth quarter, instructional expense, is that reasonable or are there other factors at play that might increase that relative to the third quarter?

Keith Haas: What you can see sequentially, those increased slightly in the third quarter. And for the fourth quarter there are still quite a few funds available for those types of programs, plus we incur other costs related to state testing. So, overall you’ll see a slight increase sequentially in instructional costs.

Again, there is some variability in terms of how much those schools can take advantage of the grant funds because they basically have to be able to put those programs in place and execute. So, they can only utilize those funds when they have those programs put in place. So, sometimes there’s more funds available than they can actually take advantage of.

Kelly Flynn: Okay, great. A couple more. Ron, you did mention those state budgets and how you don’t think they’ll increase per pupil until 2012 at the earliest. But do you expect a decrease for the upcoming fiscal year, or how are you generally thinking about that?

Ron Packard: Kelly, I think it’s certainly possible that they’ll be down again from where they are now in 2011. The economy seems to be rebounding and hopefully with that state tax revenue stabilizes or comes back somewhat. But we’re — I would guess that it’d be flat to down for 2011.

Kelly Flynn: Okay, great. Thank you. And then, as far as the new states, Ron, I think you used the word “several” when you said you were optimistic that you may add more. I’m just wondering, are you optimistic you’ll do more than kind of your normal two to three, or—?

Ron Packard: —No, I would—.

Kelly Flynn: —Is there any other call?

Ron Packard: I think because historically we’ve done two to four. We’ve done four the last couple of years. I would hope that we’re in that range. I’m not — I don’t think we’ll be over that range.

Kelly Flynn: Okay. And then just a last quick clean-up question. As far as the guidance, I just want to clarify. Are you giving no annual guidance, including operating income guidance until November?

Ron Packard: That’s correct.

Kelly Flynn: Okay. Great. Thanks for taking all those. Appreciate it.

Ron Packard: Thank you, Kelly.

Operator: And your next question comes from the line of Ariel Sokol with Wedbush. Please proceed.

Ariel Sokol: Hi, guys. Congratulations.

Ron Packard: Thank you.

Ariel Sokol: So, a couple of questions. The first one, I think I heard a comment regarding acquisition in the works sometime over the next four months. I guess the first question is, to the extent you’re currently in due diligence, how many opportunities do you see out there that you’re doing due diligence on?

Ron Packard: It’s a tough question to answer specifically, but we’re — it’s more than one. We have several things that we’re actively looking at as we speak.

Ariel Sokol: And are they in one area or in several?

Ron Packard: That would be—.

Ariel Sokol: —Regarding the type of companies that you might acquire.

Ron Packard: They would be in different areas.

Ariel Sokol: Okay. Is one of those areas post-secondary by chance?

Ron Packard: I’m not going to say that.

Ariel Sokol: Okay. Okay, that’s fine. I guess then just regarding the Middlebury deal, just following up, is there any kind of long-term business plan projections that you can kind of provide, kind of big picture?

Ron Packard: I think we can share more of that probably on later calls.

Ariel Sokol: Okay.

Ron Packard: So, we’ll give you more detail on that as time — as it emerges over the coming months. But again, we’re pretty excited about it. We think it’s a very, very unique opportunity.

Ariel Sokol: Okay. And then another question. I think sequentially in 2009 Q2 to Q3, enrollments grew by 1,000. In 2010 they were sequentially flat. Just — I don’t know if I missed in the prepared remarks what was the reason, or if it’s just—?

Ron Packard: I mean, I’m not sure there’s any specific reason. I do think as we have a higher and higher percentage of high school, we see a little higher turn over in high school, so we won’t quite add kids mid-year as much because I think you’re losing a few more. But I’m not sure I’m ready to draw that conclusion out of just a little fluctuation from year to year between last year and this year. I think the economic environment plays in it in some ways. So, I don’t think it’s a big enough thing to draw a conclusion from yet.

Ariel Sokol: Okay. Okay, that’s it. Thank you very much.

Ron Packard: Thank you.

Operator: And your next question comes from the line of Amy Junker with Robert W. Baird. Please proceed.

Amy Junker: Hi. Good afternoon. If I could just follow up on the revenue per student, I wanted to make sure, Keith, I understood that you got — it sounded like you got a benefit just in this quarter on grants. Is that correct?

Keith Haas: Yes, I think we did get a benefit from driving the — contributing to the revenue growth was grant funds utilized at the schools, that’s right.

Amy Junker: Okay. And did you say what you expect the revenues per student to be for the full year, what your expectations are there, or could you share that with us if I missed it?

Keith Haas: We didn’t really lay that out. I mean, I think if you look at our guidance, there’s certainly an implied pickup in revenue growth in the second half of the year. And so, if you look at our sequential — or I guess our historical enrollment patterns, then I would probably just triangulate in on what our sort of full-year revenue from enrollment is.

I mean, one of the reasons why we’re not talking about it specifically is there’s just a lot of factors that is going to impact our total revenue outside of the virtual academy business, like the other revenue. So, that’s why we’re not sort of speaking specifically to that number, but—.

Amy Junker: Okay. Maybe I can ask this then. Can you talk a little bit maybe about budget cuts and deleveraging of your model? Certainly, when you see an increase in revenue per student, that often falls to the bottom line. But how — is there a way to respond when you get budget cuts so that you don’t — so that deleveraging doesn’t just fall to the bottom line? To what extent can you cut teachers’ salaries or things like that to help mitigate those losses?

Ron Packard: Amy, we’ve been doing that now for the last 18 to 24 months. I think we can respond in a bunch of different ways, which — but the biggest one is we’ve just become much more efficient in how we — in what we do as a company in terms of leveraging our overhead. And I think we’ve been able to get a lot more productivity out of every area of K12, including the schools themselves, which has allowed us to mitigate some, but not all of it. You can never mitigate all of it.

But I think one of the reasons we’ve been able to expand margins and increase operating income so rapidly despite this is because employees of K12 are working harder and producing more. I mean, we have great teachers, great people here and they’re — when things got tough, people here stepped up and we’re doing a lot more with less. These efficiency gains have done a big — it’s a big deal.

Amy Junker: And you think—.

Ron Packard: —This is—.

Amy Junker: —And obviously — so you think you could do more of that if you see further cuts next year or is there a point where you’re just stretched too thin?

Ron Packard: We can do some of it, Amy. There’s always a point where you can’t do anymore. I mean, you can only get so much out of a company. But I think there’s always — human creativity and ingenuity is always there, and particularly at K12. And so, we’ll continue to do more and more. But eventually it’ll reach the point where you just can’t do anymore. I’m hoping we don’t see that.

Amy Junker: Okay. And then last question and I’ll pass it over. Thanks for taking all these. But you mentioned that Michigan, you plan to have 400 in that state this year. But I think I read in a local paper that they would hope to see that increase to 1,000 over — it just said in the coming years. Is that an instance like Hawaii, where you have planned cap increases over the next several years, or are you going to have to go back and kind of fight for increases in enrollment caps there like you do in Texas?

Ron Packard: Well, I believe to go past 1,000 there’ll be some additional work required. It’s not like Hawaii where it was open-ended. But I’m optimistic. We’re just seeing continually increased acceptance of what we do everywhere. Like I said, everywhere we go now people are — people are actually calling us. And so, I think once you’re there and you prove yourself, it’s getting easier and easier to expand, as we’ve seen in cases like South Carolina.

Amy Junker: Great. Thanks, guys.

Ron Packard: Thank you.

Operator: And your next question comes from the line of Jeff Silber with BMO Capital Markets. Please proceed.

Jeff Silber: Thanks so much. Just a couple of quick follow-up questions. Ron, in your remarks you said not to expect per-pupil funding to go up until 2012 at the earliest. I’m just curious. Have the states that you’re in told you that specifically, or has that just based on what you’re expecting?

Ron Packard: That’s my expectation. We have not been told that specifically. We just — we look at the macro state budget pictures the same way you do. We obviously have representatives in all these states. And our just general feeling is, you have a combination of state budgets that may be starting to get better, but you also have federal dollars being reduced. So, net/net, we don’t expect an increase in the ‘11 year, and probably not to the — to 2012.

Jeff Silber: Okay. That’s very helpful. Thank you. I know you talked about not giving specific guidance for next year until the November call. But you announced the — or you talked about the Michigan opening for next year. Will we see you make announcements of other states if you sign contracts before November?

Ron Packard: Yes. Once the contracts are signed and it’s all the i’s dotted and t’s crossed, we’ll announce those as they come.

Jeff Silber: Okay, great. And then just one thing on the guidance. Keith, can you just repeat what you said for the tax rate for the current quarter?

Keith Haas: Oh, for the current quarter?

Jeff Silber: Or for the year. Whatever you gave out.

Keith Haas: Oh, yes, for the year. Sure. Just a second here. So, for the year we’re estimating 37.9%. And that includes all the R&D credits. Remember we had those R&D credits in the second quarter and the state tax credits for this quarter. So, 37.9% for the year, which if you exclude all those credits, it would be 42.2%.

Jeff Silber: Okay, great. That’s helpful. And what kind of share count should we be looking for in the current quarter?

Keith Haas: Yes. I think that we’ve sort of picked up shares over the course of the year. It probably is going to be just over 30 million. The face of the Q has the specific number on there if you want to get that precise, but it’d be just over 30 million.

Jeff Silber: 30 million shares.

Keith Haas: Just over 30 million shares.

Jeff Silber: Okay, great. And then, finally, I know on prior calls you’ve talked about the progress for a COO search. I wonder if you can update us on that.

Ron Packard: I don’t think anything more than I’ve said in the past, is that we’re looking. But because we — again, it was — the CFO was pressing and we got a great one. And we feel the same way about what we’re looking for in a COO. It’s not as pressing because operationally the Company’s doing so well and certain people here have stepped up tremendously in the past year. But as — we’re looking.

Jeff Silber: Okay, great. Thanks so much.

Ron Packard: Thank you.

Operator: (Operator Instructions.) And your next question comes from the line of Sara Gubins with Bank of America. Please proceed.

David Ridley-Lane: Hi. This is David Ridley-Lane for Sara. High school enrollment is now 22% of the total enrollment. What impact does that mix shift have on your long-term margin outlook?

Ron Packard: Again, I think eventually the high school margins will be similar as the high schools get to scale as K-8. Thought right now it’s probably slightly negative, but it’s more a function of those schools aren’t as large and aren’t as scale. So, in the long-term I don’t think it’ll have a large effect on it. But in the short term, it’s — obviously, it’s slightly — it’s less — a smaller margin for high school than K-8.

David Ridley-Lane: Okay. And then, would you expect high school enrollment to continue to outpace K-8 enrollment in fiscal year ‘11 as well?

Ron Packard: Yes. I believe that high school growth will be faster than K-8 for the next several years.

David Ridley-Lane: Okay. So then—.

Ron Packard: Because we really — we started that much later. Remember, we started K-2. So, I would expect that growth rate to be higher for several years to come.

David Ridley-Lane: So, we moved up about — from 18% to 22% in fiscal year ‘10. So, would another 4 points be sort of the right way to think about that, or—?

Ron Packard: That’s probably not far off.

David Ridley-Lane: Okay. Alright. Thank you very much.

Ron Packard: Alright. Thank you.

Operator: And your next question comes from the line of Peter Heise with RedChip. Please proceed.

Peter Heise: Hi, guys. Congratulations!

Ron Packard: Thank you.

Peter Heise: Are the multiple awards the Company keeps winning helping the sales team break into new areas, or does that not have much of an effect?

Ron Packard: Well, I think it — it’s certainly helpful, right? I mean, having your curriculum, whether it would be the online courses, textbooks, recognized clearly helps as we sell to school districts, individual courses or curriculum itself.

Peter Heise: Okay, great. And do you have any comments on the recent negativity from the Deputy Undersecretary of Education regarding for-profit colleges? I know that seemed to affect the whole industry and are you guys doing anything to combat that sort of negative—?

Ron Packard: —Well, I don’t — I think it’s very different between what you see in colleges and what you see in K-through-12. We don’t sense an anti-for-profit attitude towards what we do from the Department of Education. In fact, I think the US Department of Education has been nothing but supporting of what K12 does with its online education and charter. So, I think there’s a big differential between what’s happening in the post-secondary and what’s happening in K-through-12 with regard to that.

Peter Heise: Okay. Great. Thank you.

Ron Packard: Thank you.

Operator: (Operator Instructions.) And at this time there are no further questions in queue and I would like to turn the call back over to Ron Packard for closing remarks.

Ron Packard: Alright. Thanks, everybody. And just a reminder we’re going to be at a couple conferences in May. We’ll be at the Baird Global Stock Conference in Chicago in May 18th to May 20th, and the BofA Merrill Lynch Service Conference from May 24th to May 26th. I look forward to seeing some of you there and thank you.

Operator: Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a wonderful day.

[END]